Exhibit 23.2

Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in AuthenTec, Inc.’s Annual Report on Form 10-K for the year ended January 1, 2010.

PricewaterhouseCoopers LLP
Orlando, Florida
September 16, 2010